Exhibit 99.1

Runway Growth Finance Corp.

Provides First Quarter 2023 Portfolio Update

•	Completed Seven Investments in Existing Portfolio Companies Representing $12.9 Million in Funded Loans

WOODSIDE, Calif., April 6, 2023—Runway Growth Finance Corp. (Nasdaq: RWAY) (“Runway Growth” or the “Company”), a leading provider of flexible capital solutions to late- and growth-stage companies seeking an alternative to raising equity, today provided an operational and portfolio update for the first quarter ended March 31, 2023.

“Runway [Growth] is well positioned to execute its patient and disciplined lending strategy to late-stage growth companies,” said David Spreng, Founder and CEO of Runway Growth. “We believe our focus on providing minimally dilutive growth capital to high-quality companies in the sectors we know best will demonstrate near-term resilience. Management quickly responded to the recent disruptions in the operating environment to preserve our conservative lending standards and fortify our portfolio, which is nearly 100% senior secured, first lien loans. As economic uncertainty heightens, we have redoubled our efforts to stay close to our portfolio companies and will continue to prioritize active communication with our borrowers. Runway Growth is open for business. We will selectively deploy capital to grow our portfolio and support the venture debt ecosystem.”

Runway Growth’s net originations totaled $2.8 million in the first quarter of 2023.

Originations

In the first quarter of 2023, Runway Growth funded seven new investments in existing portfolio companies. These include:

•	Completion of a $4 million follow-on investment to existing portfolio company Brivo Systems, LLC (“Brivo”). Brivo is an access control company that provides a comprehensive, cloud-based digital platform, which improves security, tenant experience, owner economics and data insights for large enterprise, commercial and multifamily properties;

•	Completion of $4 million follow-on investments through three additional advances to existing portfolio company Epic IO Technologies, Inc. (“Epic IO”). Epic IO is the global technology holding company for IntelliSite and Broad Sky Networks. Epic IO is focused on wireless connectivity and solutions powered by AI and Internet of Things (IoT) that seek to make customers safer, smarter, and more connected;

•	Completion of a $3 million follow-on investment to existing portfolio company Extensiv (formerly known as “3PL Central”). Extensiv is a cloud-based software company providing warehouse, inventory, and order management solutions to third-party logistics firms and brands;

•	Completion of a $.4 million follow-on investment to Route 92 Medical, Inc. (“Route 92”). Route 92 is a medical device company that develops neuro-interventional devices with a focus on treating acute ischemic stroke and hemorrhagic stroke; and

•	Completion of a $1.5 million follow-on investment to Synack, Inc. (“Synack”). Synack is a developer of a crowdsourced security testing platform designed to deliver smart penetration testing to security teams.

Liquidity Events

During the first quarter ended March 31, 2023, Runway Growth experienced two liquidity events totaling $10.2 million and scheduled principal amortization of $4 million:

•	Principal repayment of senior secured term loan to TRACON Pharmaceuticals, Inc. (NASDAQ: TCON) of $10 million; and

•	Partial principal repayment of senior secured term loan to Marley Spoon AG (ASX: MMM) of $.2 million.

Portfolio Construction and Management

Runway Growth’s stable portfolio enforces the power of the Company’s concentration in first lien senior secured loans with a focus on the latest stage companies in the venture debt market. As a trusted partner, Runway Growth is leveraging its proprietary risk analytics to diligently support its portfolio companies while positioning them to successfully navigate the challenging market conditions. Runway Growth’s efforts to support its portfolio companies include frequent and ongoing discussions around methods to reduce expenses while driving cash flow in the short-term.

As of March 31, 2023, the Runway Growth portfolio included 59 debt investments and 55 equity investments (which includes warrants received in conjunction with debt investments) in 49 portfolio companies. This consisted of late and growth-stage businesses in the technology, life sciences, healthcare, information services, and select consumer services and products industries. Runway Growth’s normal business operations include ongoing communication with portfolio companies, which have increased in frequency amid recent market events.

Runway Growth remains a credit-first organization and is focused on driving long-term shareholder value. Given macroeconomic uncertainty, there has been a shift in the industry and Runway Growth has experienced increased demand from the highest quality companies to explore the use of debt as a non-dilutive growth capital. The team remains confident in its ability to weather any operating environment and will support its portfolio companies with frequent strategic touchpoints and guidance.

About Runway Growth Finance Corp.

Runway Growth is a growing specialty finance company focused on providing flexible capital solutions to late- and growth-stage companies seeking an alternative to raising equity. Runway Growth is a closed-end investment fund that has elected to be regulated as a business development company under the Investment Company Act of 1940. Runway Growth is externally managed by Runway Growth Capital LLC, an established registered investment advisor that was formed in 2015 and led by industry veteran David Spreng. For more information, please visit www.runwaygrowth.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of COVID-19 and related changes in base interest rates and significant market volatility on our business, our portfolio companies, our industry and the global economy. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Runway Growth’s filings with the Securities and Exchange Commission. Runway Growth undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

IR Contacts:

Stefan Norbom, Prosek Partners, snorbom@prosek.com

Thomas B. Raterman, Chief Financial Officer and Chief Operating Officer, tr@runwaygrowth.com